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                                                                     EXHIBIT 11B

                        GATX CORPORATION AND SUBSIDIARIES

           COMPUTATION OF DILUTED NET INCOME PER SHARE OF COMMON STOCK
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                       THREE MONTHS ENDED
                                                                                            MARCH 31
                                                                             --------------------------------------
                                                                                  2001                   2000
                                                                             ---------------       ----------------
Average number of shares to compute basic
     earnings per share                                                            48.3                  48.4

Shares issuable upon assumed exercise of stock options, reduced by the number of shares which could have been purchased with
    the proceeds from exercise of such options                                      1.0                    .7

Common stock issuable upon assumed
     conversion of preferred stock                                                   .1                    .1
                                                                             ---------------       ----------------

Total                                                                              49.4                  49.2
                                                                             ===============       ================

Net income, as adjusted per basic computation                                 $   170.7            $     40.6

Add - dividends paid and accrued on preferred
           stock                                                                    -                     -
                                                                             ---------------       ----------------

Net income, as adjusted                                                        $  170.7             $    40.6
                                                                             ===============       ================

Diluted net income per share:
  Income from continuing operations                                           $     .09           $       .76
  Income from discontinued operations                                              3.36                   .06
                                                                             ---------------       ----------------
Total diluted net income per share                                            $    3.45           $       .82
                                                                             ===============       ================


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